Exhibit 4.1

AMENDMENT NO. 1 TO
WARRANT AGREEMENT

This Amendment No. 1 (this “Amendment”) to Warrant Agreement, dated as of September 6, 2016 (the “Agreement”) by and between Comstock Resources, Inc., a Nevada corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York State chartered limited purpose trust company (the “Warrant Agent”), is entered into as of November 7, 2016, to be effective as of September 6, 2016 (the “Effective Date”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Company and the Warrant Agent desire to amend the Agreement as set forth herein to clarify and correct certain terms thereof; and

WHEREAS, pursuant to Section 5.03(a) of the Agreement, the Agreement may be modified by the agreement of the Company and the Warrant Agent, without the consent of the Global Warrant Holder or any Beneficial Owner of any Warrant, or any applicable Participant with respect to any Warrant, for the purposes of curing any ambiguity or correcting or supplementing any defective provision contained in the Agreement or to make any other provisions in regarding to matters or questions arising in the Agreement which the Company and the Warrant Agent may deem necessary or desirable, provided that such modification or amendment does not adversely affect the interests of the Global Warrant Holder or the Beneficial Owners in any respect.

NOW, THEREFORE, in consideration of the mutual consideration, the adequacy and sufficiency of which is hereby confirmed, the parties hereto agree as follows:

1.	Exercise During Registration Failure Event. The following new subsection (e) is hereby added to Section 3.03:

“The Company shall provide to the Global Warrant Holder prompt written notice of any time that the Company or its transfer agent is unable to issue Common Shares via book-entry or otherwise (without restrictive legend), because (A) the SEC has issued a stop order with respect to the Registration Statement or any other registration statement registering the issuance of the Common Shares, (B) the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, and no other registration statement registering the issuance of the Common Shares is then effective, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, and no other registration statement registering the issuance of the Common Shares is then effective or (D) otherwise (each a “Registration Failure Event”). To the extent that a Registration Failure Event occurs after a Beneficial Owner has exercised a Warrant in accordance with the terms of the Warrants but prior to the delivery of the Common Shares, the Company shall, at the election of the Beneficial Owner to be given within five (5) days of receipt of notice of the Registration Failure Event, either (A) rescind the previously submitted Exercise Notice and the Company shall return all consideration paid by the Beneficial Owner for such shares upon such rescission or (B) treat the attempted exercise as a cashless exercise in accordance with the Net Share Settlement procedures described herein and refund the cash portion of the Exercise Price to the Beneficial Owner. Notwithstanding anything to the contrary in this Warrant Agreement, if (A) a Registration Failure Event has occurred and is continuing and no exemption from the registration requirements pursuant to the Securities Act is available for the Full Physical Settlement of the Warrant and (B) an exemption from the registration requirements of the Securities Act permitting Net Share Settlement of the Warrant on the Exercise Date is available, the Warrant shall only be exercisable on a cashless basis in accordance with the Net Share Settlement procedures described herein. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to any Beneficial Owner in lieu of issuance of the Common Shares.”

2.	Miscellaneous.
a.	If there is any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail with respect to the subject matter herein.
b.

Except as otherwise specifically stated herein, this Amendment contains the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all existing agreements and all other oral, written or other communications between them concerning the subject matter herein.

c.	Except as expressly amended and supplemented hereby, the Agreement shall remain in full force and effect.
d.

The parties may execute this Amendment in any number of duplicate originals and in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto to be effective as of the Effective Date.

COMSTOCK RESOURCES, INC.
By:/s/ ROLAND O. BURNS
Name:Roland O. Burns
Title:President and Chief Financial Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:/s/ MICHAEL LEGREGIN
Name:Michael Legregin
Title:Senior Vice President